Exhibit 1

Community Trust Bancorp, Inc.
346 North Mayo Trail
P.O. Box 2947
Pikeville, Kentucky 41502

NEWS RELEASE

FOR IMMEDIATE RELEASE
March 8, 2005

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC., AT (606) 437-3294.

Community Trust Bancorp, Inc. (NASDAQ-CTBI) is pleased to announce the addition of James E. McGhee, II of Pikeville, Kentucky to its Board of Directors. Mr. McGhee has been a Director of Dyno East Kentucky and Vice President of Mountain-Valley Explosives of Allen, Kentucky since 1995. McGhee has extensive experience with the coal industry having previously held various positions with Coal-Mac, Inc., Synter-Con, Inc. and Sandy Valley Explosives. Mr. McGhee is a graduate of Transylvania University of Lexington, Kentucky with Bachelor of Arts Degrees in Business Administration and Hotel-Restaurant Administration.

"We are very pleased to have Mr. McGhee join our Board of Directors. He brings with him a level of experience and knowledge that makes him a valuable addition to our Board," said Jean R. Hale, Chairman, President and CEO.

The Board of Directors also elected David E. Collins to the Board of Directors of its bank subsidiary, Community Trust Bank, Inc. Mr. Collins is a Certified Public Accountant who has been in practice for 35 years. He is founder and managing partner of Collins and Love, Certified Public Accountants of Pikeville, Kentucky. Collins is a graduate of Pikeville College with a Bachelor of Science degree in Accounting.

"David Collins is a well-respected member of the Pikeville business community, and we are pleased that he has joined our Board. His experience in the accounting field and his knowledge of the diversified businesses that he has served during the past 35 years make him a valuable asset to our Board," said Ms. Hale.

Community Trust Bancorp, Inc., with assets of $2.7 billion, is headquartered in Pikeville, Kentucky and has 72 banking locations across eastern, central, south central, and northeast Kentucky, 5 banking locations in southern West Virginia, 2 loan production offices in Kentucky, and 5 trust offices across Kentucky.